Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Inspire Veterinary Partners, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Common Stock	(1)	Other	200,000,000	$0.04	$8,000,000.00	0.0001381	$1,105.00

Total Offering Amounts:							$8,000,000.00		1,105.00
Total Fees Previously Paid:
Total Fee Offsets:
Net Fee Due:									$1,105.00

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Offering Note(s)

(1)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A common stock on the Nasdaq Capital Market on January 9, 2026 (such date being within five business days of the date that this registration statement was filed with the Securities and Exchange Commission). This calculation is in accordance with Rule 457(c) of the Securities Act of 1933, as amended.